SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 20, 1999


                          BUCKHEAD AMERICA CORPORATION
               (Exact name of registrant as specified in charter)

                         Commission File Number 0-22132


          Delaware                                         58-2023732
(State or other jurisdiction of                (IRS Employer Identification No.)
       incorporation)




     4243 Dunwoody Club Drive,
           Suite 200                                             30350
        Atlanta, Georgia                                       (Zip Code)
(Address of principal executive offices)




        Registrant's telephone number including area code (770) 393-2662



  (Former name or former address, if changed since last report) Not Applicable





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ITEM 5.  OTHER EVENTS.

     On July 20, 1999, Buckhead America Corporation (the "Company") announced that its board of directors authorized the repurchase of up to 100,000 of the Company's approximately 2 million outstanding common shares from time to time on the open market.

     The funds for the stock repurchase program will come from the proceeds of the recent sale of the Company's Orlando Hotel.

     The Company recently completed the sale and leaseback of its 150-room, Orlando, Florida Country Hearth Inn. A partnership in which Buckhead America holds a 59 percent interest, agreed to sell the hotel and related property for $13.5 million to make way for a planned expansion of the nearby Orange County Convention Center.

     The total cash proceeds from the sale was approximately $5.7 million, or $2.95 a share, resulting in a pretax gain of approximately $4 million, or $2.08 a share. The leaseback and continued operation of the property as a Country Hearth Inn until 2001 will generate additional cash flow of approximately $2 million to the partnership.

     Proceeds from the Orlando transaction will be used for share repurchases, for the continued expansion of the Country Hearth Inn lodging system and for other corporate purposes.





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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BUCKHEAD AMERICA CORPORATION



Date:  July 30, 1999         By:/s/ Robert B. Lee
                                ---------------------------------------
                                Robert B. Lee, Vice President and Chief
                                Financial Officer